Exhibit 99.1

FOR IMMEDIATE RELEASE

BLACK RAVEN ENERGY ACQUIRES 80% WORKING INTEREST IN ADENA FIELD

Denver, Colorado (August 1, 2011) — Black Raven Energy, Inc. (the “Company”), announced today that it has completed the purchase of an 80% working interest in the Adena Field, consisting of 18,760 gross acres in Morgan County, Colorado, for a purchase price of $15.75 million. The Company will operate the field. The Company has entered into an agreement with a strategic partner which will provide geological, engineering, and management services associated with this project and will earn 24% of the Company’s working interest after payout of all costs, including financing.

The Adena Field produces oil from a waterflood in the J sand and conventionally from the D sand. The Company estimates that the proved and probable oil reserves associated with this field are in excess of 3 million barrels from both formations. In addition, a gas cap in the J sand is estimated to hold more than 3 billion cubic feet of recoverable natural gas. Having produced 75 million barrels of oil equivalent from the J sand since its discovery in 1953, the Adena Field is one of the most prolific oil fields in the history of the D-J Basin. The majority of this field was abandoned during the mid 1980’s after oil prices collapsed, and only a small portion has been re-activated. The Company intends re-activate the J sand waterflood and exploit the D sand, which has been largely untapped.

Black Raven’s CEO, Thomas E. Riley, commented, “We are very pleased to complete this acquisition. We have been working on this for several months, and have been very pleasantly surprised at the wealth of opportunities presented by this acquisition. For a small company with a great technical staff, this field will provide growth in oil and natural gas production for the foreseeable future.”

The acquisition was financed by Carlyle Energy Mezzanine Opportunities Fund, New York, New York.  The Company was advised on the acquisition and financing by Stifel Nicolaus Weisel.

About Black Raven Energy, Inc.

Black Raven Energy is an oil and natural gas exploration and production company with approximately 200,000 net acres leased in the D-J Basin of Colorado.

1331 17th Street, Suite 350  |  Denver, CO 80202  |  P: 303.308.1330  |  F: 303.308.1590

Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “intend,” “estimate” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements in this release include but are not limited to reserve estimates and statements regarding future production. Forward-looking statements represent our management’s judgment regarding future events. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. All statements other than statements of historical fact included in this release are forward-looking statements. The Company cannot guarantee the accuracy of the forward-looking statements, and you should be aware that the Company’s actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the statements under “Risk Factors” contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact

Black Raven Energy, Inc.

Bill Hayworth, 303-308-1330